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                                   SCHEDULE A

                   DELAWARE GROUP STATE TAX-FREE INCOME TRUST

                         SHAREHOLDER SERVICES AGREEMENT

                                APPLICABLE SERIES

                         EFFECTIVE AS OF AUGUST 24, 2001




Delaware Tax-Free Pennsylvania Fund

















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
AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.                       DELAWARE GROUP STATE TAX-FREE INCOME TRUST
                                                     for its series set forth in this Schedule A



By:      /s/ Douglas L. Anderson                     By:      /s/ David K. Downes
         -----------------------------------                  --------------------------------------------
Name:    Douglas L. Anderson                         Name:    David K. Downes
Title:   Senior Vice President/Operations            Title:   President/Chief Executive Officer/
                                                              Chief Financial Officer



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